Certain portions of this agreement have been omitted pursuant to a request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.

RESEARCH AGREEMENT
Agreement No. 2004A17959
Principal Investigator(s): R. Rox Anderson and Dieter Manstein
Department: Wellman Laboratory

        This Research Agreement (“Agreement”) is made as of the 1st day of August, 2004 (“Effective Date”), between Palomar Medical Technologies, Inc., a Delaware corporation, having a principal place of business at Burlington, Massachusetts (“Palomar”), and The General Hospital Corporation, a not-for-profit Massachusetts corporation doing business as Massachusetts General Hospital having a principal place of business at Fruit Street, Boston, Massachusetts 02114 (“General”) (each of Palomar and General is also referred to herein as a “Party” or together as the “Parties”).

      WHEREAS, General is an academic research center which performs scientific research and training; and

      WHEREAS, Palomar is a commercial entity which performs scientific research and development and commercialization of products stemming from scientific research and development; and

      WHEREAS, the Parties have worked successfully together in the past in areas of mutual interest and the Parties desire to continue to conduct research of mutual interest in the Field, as defined in Section 1.1 hereto.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, the Parties hereto agree as follows:

Section 1. Study Performance.

        1.1 Study Field. Under this Agreement, Palomar and General, through Principal Investigator, shall perform non-clinical research (“Basic Study”) and clinical research activities, including any testing on humans, (“Clinical Study”) in the area of photo thermal removal or reduction of hair, using light, collectively referred herein as the “Field” or “Hair Removal Field” and as described further in Research Protocols appended hereto in Appendix A. The criteria for determining if a study is a Basic Study, as opposed to a Clinical Study, are attached hereto in Appendix B.

        1.2 Process.

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                1.2(a)  The Parties agree to meet at least twice annually during the term of this Agreement to negotiate in good faith additional potential research in the Hair Removal Field and to develop Proposals for consideration.

                1.2(b)  To insure that the payments for Research set forth in section 2.1 are fully utilized, in each 6 month period starting February 1, 2005, an authorized representative of CSRL and Wellman and Palomar’s CEO or General Counsel and Vice President of Research shall meet to review and approve the protocols proposed to be performed during the following six months and the budgets and the number of General Investigators and personnel assigned to the research proposals (“Proposals”). The Parties shall not use any of the other Party’s information contained in such Proposals for any purpose other than that of review and evaluation as a possible Research Protocol. If such a Proposal is accepted by the General and Palomar, it shall be appended hereto as an additional Research Protocol and Budget of Appendix A and shall be subject to the terms and conditions of this Agreement as an “Amendment Agreement” unless otherwise specified. Such Amendment Agreement shall be deemed valid only when made in writing and signed by both a duly authorized representative of Palomar and an authorized representative of General’s office of CSRL (Note that the Principal Investigator or any Investigator or Wellman Laboratory employee have no authority to bind General to any amendment, waiver, variation or modification of the terms and conditions of this Agreement).

If such Proposal is not accepted by the Parties, either Party may go ahead without the other Party, so long as no Confidential Information of the other Party’s would be used or disclosed and, if General were to work with another commercial sponsor in the Hair Removal Field, the subject matter of the proposal is not so closely related scientifically to the Research that sponsorship of such proposal by such other commercial sponsor would (i) in the opinion of CSRL after consultation with Palomar create a conflict of interest for General, the Principal Investigator or any Investigator performing the Research or (ii) would conflict with the terms and conditions of this Agreement or in any other way limit Palomar’s rights as provided hereunder. For the avoidance of doubt, if Palomar agrees to fund the Proposal within one year of it being presented to Palomar, then the Proposal shall be deemed accepted and this paragraph shall not apply. For clarity, Palomar shall be free to conduct research and development in the Field internally or with any third party and without any obligation to MGH.

                1.2(c)  Investigators shall be free at any time to seek and accept funding for any research in the Field, from any state or federal agency, private or public foundation (“Non-Profit Sponsored Study”). In the event that during the term of this Agreement an Investigator makes an invention in the Hair Removal Field and in the performance of any Non-Profit Funded Study, General agrees to give Palomar prompt notice of said invention and to give Palomar an opportunity to negotiate an exclusive license under General’s rights in said invention assigned to General by an Investigator, it being understood that General shall have no obligation to enter into such a license with Palomar.

        1.3 Research. Principal Investigator agrees to conduct research in the Field as described in research protocols(s) (“Research Protocol(s)”) attached hereto as Appendix A and as supported by the budget attached to each Research Protocol (“Budget(s)”) for a period described in each Research Protocol in accordance with the provisions herein (“Research”). Budget shall include all direct costs and appropriate indirect costs as set forth in Section 2.2 at a Clinical Study or Basic Study rate. Except in the instance of such protocol amendments as may be required by General’s Institutional Review Board (the “IRB”), all major amendments to Research Protocol(s) and Budget(s) must be approved by both Parties (“Protocol Amendments “), and such Protocol Amendments shall be deemed valid only when made in writing and signed by both a duly authorized representative of Palomar and an authorized representative of General’s office of Corporate Sponsored Research and Licensing (“CSRL”) (Note that the Principal Investigator or any other Investigator or Wellman Laboratory employee have no authority to bind General to any amendment, waiver, variation or modification of the terms and conditions of this Agreement).

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        1.4 Principal Investigator. The Research shall be conducted by or under the supervision of Dr. Rox Anderson or Dr. Deiter Manstein or any substitute principal investigator approved by Palomar pursuant to this Section 1.4 (the “Principal Investigator”). Any General employees, students, or fellows working under the supervision of the Principal Investigator or performing the Research shall be referred to herein as “Investigators”. If the Principal Investigator shall become unavailable to continue work on the Research, the Parties shall negotiate in good faith to continue the Research and name a substitute principal investigator (who shall thereafter be the Principal Investigator for purposes of this Agreement), subject to the approval of Palomar, which approval may be withheld in the Palomar’s sole discretion. If the Parties are unable to reach agreement with respect to the nomination of a substitute Principal Investigator, Palomar may terminate this Agreement pursuant to Section 9.5 hereof.

        1.5 Study Review. Research conducted by the Principal Investigator at General shall be with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all applicable federal, state and local laws and regulations. Principal Investigator shall, when applicable, provide Palomar with written evidence of review and approval of Clinical Studies prior to initiation of the Clinical Studies and shall inform Palomar of the IRB’s continuing review promptly after such review takes place, which shall be at least once per year. All volunteers shall meet the legal age requirements of the Commonwealth of Massachusetts, the state in which the Research is to be conducted.

        In the performance of this Agreement, General agrees not to provide Palomar with any patient identifying information. Recognizing a common goal of securing the integrity of all individually identifiable health information, the parties agree to treat as confidential all individually identifiable health information in accordance with all applicable federal, state and local laws, rules and regulations governing the confidentiality and privacy of individually identifiable health information, including, but without limitation, to the extent that each party is subject to it, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any regulations and official guidance promulgated thereunder. Palomar further agrees, at all times, to regard and preserve as confidential such individually identifiable health information, and to refrain from publishing or disclosing any part of such individually identifiable health information or from using it, except as necessary to discuss and analyze the results of the study, to ensure research integrity, to communicate with the Food and Drug Administration and other regulatory authorities, and otherwise as required by law or as permitted by authorizations or consents signed by study subjects or waivers of authorization granted by an IRB overseeing the study or General’s affiliated Privacy Board (the “Permitted Activities”). Palomar also agrees to restrict the use and disclosure of any individually identifiable health information gained through the Permitted Activities to its workforce, contractors, subcontractors, study collaborators and agents (collectively “Recipients of Patient Information”) who must have access to that information in order directly to support or facilitate the Permitted Activities; and to notify the Recipients of Patient Information of the requirements regarding protecting, using and disclosing such information in the fulfillment of their assigned duties, and to use any necessary means to bind those parties to these restrictions and requirements relating to individually identifiable health information. Palomar will not contact any study subjects.

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        1.6 Research Devices. Palomar agrees to support the Research by delivering the research devices, as further described in Research Protocols (the “Research Devices”), placing such Research Devices in proper operating condition for the conduct of the Research, and maintaining such Research Devices in such operating condition during the term of this Agreement, all at no charge to General. General shall insure that the delivery of any Research Devices to General is coordinated with the Office for Materials Management. General and Principal Investigator shall have no liability for any failure to fulfill their obligations as a result of unavailability of a Research Device. Research Devices will remain Palomar’s property unless otherwise agreed. General and Principal Investigator shall safeguard such property with the same degree of care used for its own property and, in accordance with Palomar’s written instructions to General and Principal Investigator at any time, shall return or otherwise dispose of all such property. General and Principal Investigator shall not use any Research Device for any purpose other than the Research, unless otherwise agreed in writing. The Parties agree that Research Devices are Palomar Confidential Information and General agrees not to intentionally disclose or display the Research Devices publicly or to third parties.

Section 2. Payments for Research.

        2.1 Palomar agrees that it shall provide annual funding in the total amount of ** to cover the direct and indirect costs of the Research. ** to be used as a prepayment for Research conducted under this Agreement (“Master Budget”). Such Master Budget shall be used to support Research Protocols and Budgets listed in and appended to Appendix A with a fund management process as mutually agreed upon by both Parties research grant business managers.

        2.2 For the purposes of this Agreement, if a Research Protocol is a Clinical Study, the total Budget for such Research Protocol shall include direct costs and indirect costs attendant thereto. The indirect costs shall be calculated at General’s overhead rate of twenty-five (25) percent or such indirect overhead rate for clinical studies as prevailing at the time an Amendment to Appendix A is made per Section 1.2 of this Agreement.

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.
(Schedule A)

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For the purposes of this Agreement, in the event that such Research Protocol is a Basic Study, the total Budget for such Research Protocol shall include direct costs and indirect costs attendant thereto. The indirect costs of a Basic Study conducted at General shall be calculated at General’s overhead rate of seventy-five (75) percent or such indirect overhead rate for non-clinical studies as prevailing at the time an Amendment to Appendix A is made per Section 1.2 of this Agreement.

        2.3 General agrees to keep complete records of expenses incurred in performing the Research and Palomar shall have a right to audit such records at the place where such records are maintained, or at another location mutually agreeable to the parties, on reasonable notice to General provided that such audit shall be conducted no more than twice during any twelve (12) month period. To the extent that such audit reveals an error in amounts paid, the parties agree that suitable adjustments will be made.

        2.4 In no event shall General be obligated to expend funds in excess of the amount set forth in the Budgets and provided for by the Master Budget to conduct the Research. If the payments for Research set forth in Section 2.1 are not fully utilized under this Agreement, then the Parties mutually agree to use those funds for additional research and if there is no such agreement, then General shall reimburse Palomar for any unused funds in excess of ** per year. In no event shall any funds paid by Palomar and used for conducting the Research Protocols be returned to Palomar unless Palomar notifies General in writing within 30 days of receipt of the Research results of a dispute concerning the satisfactory completion of the Research. In such an event, General and Palomar shall engage in the process described in Section 12 to resolve the dispute. Palomar hereby agrees that in the event that the Master Budget has already been allocated to Research Protocols and Budgets described in Appendix A, and Palomar and General agree in writing to enter into further Research Proposals, as described in Section 1.2, under this Agreement, Palomar shall in advance of commencement of such additional research provide General with additional funds as set forth by the new Research Proposal Budget.

        2.5 Payment shall be made to “The General Hospital Corporation” referencing the Agreement Number set forth in the heading of this Agreement and shall be sent to:

Financial Director, Grants and Contracts
Research Finance
Massachusetts General Hospital
Fifty Staniford Street, 10th floor
Boston, MA 02114

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.
(Schedule A)

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Section 3. Use of Data

3.1 Clinical Study Research Data and Records.

                (a)  Palomar shall own its case report forms, research notebooks, and related documentation resulting from a Clinical Study performed under this Agreement. General shall own its medical records, research notebooks, and related documentation resulting from the Clinical Study Research performed under this Agreement. General and Palomar shall jointly own data resulting from the Clinical Study Research performed under this Agreement. General shall have the right to use the data, for research, educational, and patient care purposes, as well as to comply with any federal, state or local government laws or regulations. In recognition of Palomar’s legitimate business interest in keeping unpublished research results from being made available to its commercial competitors, General and Principal Investigator agree that they shall not knowingly:

                    (i)  disclose the Research results to third party commercial entities in a form or in sufficient detail suitable for use to obtain pre-marketing approval from the FDA prior to the publication of the Study; or

                    (ii)  provide the case report forms to third party commercial entities.

Notwithstanding the above, Palomar shall not use any patient names, or identifying information, photographs, or other likenesses without first obtaining the specific written informed consent.

                (b)  General shall make study records available to Palomar representatives upon request for comparison with case report forms. General shall also make such records available upon reasonable request for review by representatives of the U.S. Food and Drug Administration. General shall retain records of the Clinical Study Research including either the original or a copy of all volunteer consent forms in conformance with applicable federal regulations. Palomar shall notify Principal Investigator and General of the date the required approval (e.g., 510K, Pre-market Approval application (PMA)) is received for a Research Device; or if the application is not approved, Palomar shall notify Principal Investigator when all clinical investigations of the Research Devices have been discontinued and the FDA notified.

        3.2 Basic Study Research Data and Records. General shall own all its own research notebooks and related documentation generated under Basic Study Research. Palomar shall own all its own research notebooks and related documentation generated under Basic Study Research. General shall have the right to use such data, for research, educational and patient care purposes, as well as to comply with any federal, state or local government laws or regulations. A copy of the research results from such Basic Study Research shall be provided to Palomar as per Section 5 below which Palomar shall be free to use for any purpose to the extent that such use does not infringe patents or patent applications owned or controlled by General but not licensed to Palomar.

Section 4. Intellectual Property.

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      4.1 Invention Confidentiality.
        All information given to Palomar by General and given to General by Palomar in accordance with this Section 4 shall be subject to the confidentiality provisions of Section 6 of this Agreement.

      4.2 Sole Inventions and Patents.

                (a)  The Principal Investigator or any other Investigator who shall conceive an invention in the performance of the Research or in preparation of a Protocol where such invention is reduced to practice in the performance of the Research (hereinafter referred to as “Invention”) shall promptly report such Invention to General. If said Invention names the Principal Investigator and/or any other Investigator, as inventors, and does not name Palomar employees, a consultant to Palomar who is required by contract to assign inventions to Palomar, or an employee of a third party with whom Palomar has a contract defining ownership rights in intellectual property, it shall be deemed a “Sole Invention”. Principal Investigator and Investigators that are named as inventors shall assign all of his or her rights, title and interest in the Sole Invention to General. General shall promptly advise Palomar in writing of each Sole Invention disclosed to General. Within sixty (60) days of Palomar receiving an enabling disclosure from General, Palomar shall notify General in writing if it wishes to file a patent application claiming the Sole Invention at Palomar’s expense. If such Invention is covered by a license agreement between the Parties, then such Invention shall be deemed a patent right under such license agreement. General agrees to cause patent applications for any Sole Invention to be filed and prosecuted (“Sole Patents”), using counsel of its choice, and reasonably satisfactory to Palomar, at Palomar’s request and expense.

        General shall be responsible for decisions with respect to the filing, prosecution, issuance and maintenance of all Sole Patents. Notwithstanding the above, General shall keep Palomar fully and timely informed on all decisions and progress with respect to such Sole Patents, and will provide Palomar with all documents or drafts thereof relating to patent prosecution of Sole Patents sufficiently in advance of any applicable deadline to allow Palomar’s comment thereon, which comments General will consider in good faith. To the extent Palomar disagrees with any decisions which would result in a diminution in, or narrowing of, any Sole Patent, Palomar may timely propose a reasonable alternative strategy and Palomar and General shall confer on such strategy in good faith.

        If Palomar does not agree to cover the expenses for filing any patent application claiming a Sole Invention within sixty (60) days after General has provided Palomar with a written enabling disclosure of such Sole Invention, General may file patent application(s) regarding the Sole Invention, , at its own discretion and expense and Palomar shall have no further rights to General’s interest in any such Sole Invention.

                (b)  Palomar Option. Except as provided for in Section 4.4, for a period of the later of 15 months commencing on the date that General provides a written enabling disclosure to Palomar of a Sole Invention or 9 months next following the earliest provisional or non-provisional patent application filing of a Sole Patent (the “Option Period”), Palomar shall have an option to obtain from General a world-wide, royalty bearing, exclusive license to Sole Patents pertaining to such Sole Inventions (each the “Option”). Sole Patents shall

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include all United States patent applications, including any divisionals, continuations, such claims in continuations-in-part that are directed to the subject matter of the Sole Patent, and any foreign patent applications or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof related to a Sole Invention. The Option shall be exercised by written notice to General pursuant to this Agreement, provided, however, that at the time it exercises the Option, Palomar must be current in all payments due to General under this Agreement, which are not in dispute or subject to negotiation. With the exception of Hair Removal Patents as defined and set forth in Section 4.4, the issuance of any license to Sole Patents hereunder shall not include a restriction to the Field of this Agreement but shall be subject to the negotiation of a mutually satisfactory license agreement containing terms standard for such agreements including, without limitation, provisions for payment of reasonable royalties; objective, time-limited due diligence provisions for the development, commercialization and marketing of a product embodying the Sole Invention which take into account factors in product development which are, in part, outside the Parties’ control, such as Food and Drug Administration product clearance procedures; and product liability indemnification and insurance requirements which are acceptable to General’s liability insurance carrier. In any such exclusive license agreement, General shall reserve the right to use any Sole Invention for research, clinical and educational purposes. Additionally, if the research underlying any Sole Invention was supported in any way by federal funding, the license agreement shall provide that Palomar’s license will be subject to the rights, conditions and limitations imposed by U.S. law, including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 USC sec.202 et seq. and regulations pertaining thereto).

If Palomar does not properly exercise an Option for any particular Sole Patents during the Option Period as provided in this Section 4.2, General shall have no further obligation to Palomar with respect to such Sole Patents and shall have the right to grant a license to such Sole Patents to any other party. If Palomar does properly exercise an Option for any particular Sole Patents during the Option Period as provided in this Section 4.2 but the Parties are unable to agree on terms for Palomar obtaining exclusive rights to Sole Patents within 120 days following Palomar’s exercise of the Option, which 120 day period may be extended by mutual consent of the Parties, either party may initiate the dispute resolution procedure set forth in Section 12.2. It is understood that, in the event that the parties were not able to agree on terms for Palomar obtaining exclusive rights to Sole Patents within 120 days following Palomar’s exercise of the Option and neither party initiated the dispute resolution procedure of section 12.2 and General wishes to license any other party, for a period of one year after such 120 day period which results in there being no license agreement, General shall not enter into a license agreement with such other party upon more favorable terms than those offered to Palomar without first offering Palomar the more favorable terms. General shall notify Palomar of its intent to grant such license to such other party, and Palomar shall have 30 days from its receipt of such notice to notify General that it accepts such more favorable terms. If Palomar does not provide such acceptance notice or if Palomar declines to accept such terms, General shall be permitted to grant a license to such other party on such terms.

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      (c) Cooperation.

Each Party agrees to cooperate with the other, to provide all reasonably requested information, material, and assistance in connection with the filing, prosecution, issuance, maintenance, and enforcement of any Sole Patents and to sign all papers reasonably requested by the other Party for such filing, prosecution, issuance, maintenance, and enforcement.

      4.3 Joint Inventions and Patents.

                (a)  If any employee of Palomar, consultant to Palomar who is required by contract to assign inventions to Palomar, or employee of a third party with whom Palomar has a contract defining ownership rights in intellectual property, shall, together with the Principal Investigator or any other Investigator, conceive an Invention in the performance of the Research or in preparation of a Protocol where such Invention is reduced to practice in the performance of the Research, said Invention shall be deemed a “Joint Invention”, as determined under United States Patent law. Principal Investigator and Investigators that are named as inventors shall assign all of his or her rights, title and interest in the Joint Invention to General. Any employee or consultant of Palomar shall assign all of his or her rights title and interest in the Joint Invention to Palomar, and any rights title and interest in the Joint Invention of any employee of a third party shall be controlled in accordance with the contract between Palomar and the third party. Each party shall promptly notify the other party of such Joint Invention by providing an enabling disclosure to the other Party. Representatives of General and Palomar shall then discuss whether a patent application or applications pertaining to such Joint Invention should be filed and in which countries. Absent agreement to the contrary, each Party shall be deemed to have the rights of a joint inventor, as determined under United States Patent law, and each party shall own a one half undivided interest in said Joint Invention.

Within sixty (60) days of Palomar receiving an enabling disclosure of a Joint Invention from General, Palomar shall notify General in writing if it wishes to file a patent application claiming the Joint Invention at Palomar’s expense. If such Joint Invention is covered by a license agreement between the Parties, then such Joint Invention shall be deemed a patent right under such License Agreement. Palomar agrees to cause patent applications for any Joint Invention to be filed and prosecuted (“Joint Patents”), using counsel of its choice, and reasonably satisfactory to General, at Palomar’s expense. Palomar shall be responsible for decisions with respect to the filing, prosecution, issuance and maintenance of all Joint Patents. Notwithstanding the above, Palomar shall keep General fully and timely informed on all decisions and progress with respect to such Joint Patents, and will provide General with all documents or drafts thereof relating to patent prosecution of Joint Patents sufficiently in advance of any applicable deadline to allow General’s comment thereon, which comments Palomar will consider in good faith. To the extent General disagrees with any decisions which would result in a diminution in, or narrowing of, any Joint Patent, General may timely propose a reasonable alternative strategy and Palomar and General shall confer on such strategy in good faith.

        If Palomar does not agree to cover the expenses for filing any patent application claiming a Joint Invention within sixty (60) days after Palomar has received an enabling disclosure of such Joint Invention from General, General may file patent application(s) regarding the Joint Invention,, at its own discretion and expense and Palomar shall have no rights to General’s rights in any such Joint Invention.

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                (b)  Palomar Option. Except as provided for in Section 4.4, for a period of the later of 15 months commencing on the date that either Party provides a written enabling disclosure to the other of a Joint Invention, or 9 months next following the earliest provisional or non-provisional patent application filing of a Joint Patent, (the “Joint Invention Option Period”), Palomar shall have an option to obtain from General a world-wide, royalty bearing, exclusive license to General’s rights in any Joint Patents pertaining to the Joint Invention (“Joint Invention Option”). Joint Patents shall include all United States patent applications, including any divisionals, continuations, such claims in continuations-in-part that are directed to subject matter claimed in the Joint Patent, and any foreign patent applications or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof related to a Joint Invention. The Joint Invention Option shall be exercised by written notice to General pursuant to this Agreement, provided, however, that at the time it exercises any Joint Invention Option, Palomar must be current in all payments due to General under this Agreement, which are not in dispute or subject to negotiation,.

With the exception of Hair Removal Patents as defined and set forth in Section 4.4, the issuance of a license to General’s rights in and to Joint Patents hereunder shall not include a restriction to the Field of this Agreement but shall be subject to the negotiation of a mutually satisfactory license agreement containing terms standard for such agreements including, without limitation, provisions for payment of reasonable royalties and other consideration to General; objective, time-limited due diligence provisions for the development, commercialization and marketing of a product embodying the Joint Invention which take into account factors in product development which are, in part, outside the Parties’ control, such as Food and Drug Administration product clearance procedures; and product liability indemnification and insurance requirements which are acceptable to General’s liability insurance carrier. In any such exclusive license agreement, General shall reserve the right to use any Joint Invention for research, clinical and educational purposes. Additionally, if the research underlying any Joint Invention was supported in any way by federal funding, the license agreement shall provide that Palomar’s license will be subject to the rights, conditions and limitations imposed by U.S. law, including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 USC sec.202 et seq. and regulations pertaining thereto).

If Palomar does not properly exercise a Joint Invention Option for any particular Joint Invention during the Joint Invention Option Period as provided in this Section 4.3, , General shall have no further obligation to Palomar with respect to such Joint Invention and shall have the right to sell, license or otherwise transfer any of General’s worldwide rights to such Joint Invention, and General shall assume responsibility for decisions related to continued prosecution, filing, issuance, maintenance and enforcement of such Joint Patents, provided that General shall keep Palomar fully and timely informed on all decisions and progress with respect to such Joint Patents, and will provide Palomar with all documents or drafts thereof relating to patent prosecution of such licensed Joint Patents sufficiently in advance of any applicable deadline

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to allow Palomar’s comment thereon, which comments General will consider in good faith. To the extent Palomar disagrees with any decisions which would result in a diminution in, or narrowing of, any Joint Patent, Palomar may timely propose a reasonable alternative strategy and Palomar and General shall confer on such strategy in good faith. If Palomar does properly exercise an Option for any particular Joint Patents during the Joint Invention Option Period as provided in this Section 4.3 but the Parties are unable to agree on terms for Palomar obtaining exclusive rights to Joint Patents within 120 days following Palomar’s exercise of the Joint Invention Option, and which 120 day period may be extended by mutual consent of the Parties, either party may initiate the dispute resolution procedure set forth in Section 12.2.

It is understood that, in the event that the parties were not able to agree on terms for Palomar obtaining exclusive rights to Joint Patents within 120 days following Palomar’s exercise of the Joint Invention Option and neither party initiated the dispute resolution procedure of section 12.2 and General wishes to license any other party, for a period of one year after such 120 day period which results in their being no license agreement, General shall not enter into a license agreement with such other party upon more favorable terms than those offered to Palomar without first offering Palomar the more favorable terms. General shall notify Palomar of its intent to grant such license to such other party, and Palomar shall have 30 days from its receipt of such notice to notify General that it accepts such more favorable terms. If Palomar does not provide such acceptance notice or if Palomar declines to accept such terms, General shall be permitted to grant a license to such other party on such terms, provided General must reimburse Palomar for its patent prosecution expenses related to the Joint Patents covered by such license agreement.

      (c) Cooperation.

Each Party agrees to cooperate with the other, to provide all reasonably requested information, material, and assistance in connection with the filing, prosecution, issuance, maintenance, and enforcement of any Joint Patents and to sign all papers reasonably requested by the other Party for such filing, prosecution, issuance, maintenance, and enforcement.

      4.4 License Agreements and Inventions and Patents.

      (a)  Sole Patents or Joint Patents with claims that apply to the Hair Removal Field shall be termed “Hair Removal Patents”. Any such Hair Removal Patents shall be automatically added as a Patent Right (as defined in the License Agreement between Palomar and General effective as of August 18, 1995 (“License Agreement”)) under the License Agreement and such Hair Removal Patents shall be treated in accordance with the terms of such License Agreement.

        Section 4.6. Other MGH Patent Rights. It is understood that nothing herein shall be construed to grant Palomar a license express or implied under any patent owned solely or jointly by General other than the Sole and Joint Patents expressly provided for under this Agreement, provided that, in the event that CSRL is notified by Palomar of a patentable invention assigned or assignable to General which Palomar believes would, if patented, be infringed by the manufacture, use or sale of a Palomar product or service (“Additional Invention”), and in the event that at the time CSRL is notified of said Additional Invention, no third party has been granted exclusive rights, or an option to exclusive rights, in said Additional Invention, CSRL shall give Palomar an opportunity to negotiate an exclusive or non-exclusive license under General’s rights in said Additional Invention, whichever is available, it being understood that General shall have no obligation to enter into such a license with Palomar.

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        Section 5. Reporting. Within sixty days (60) after the completion of a Basic Study Research Protocol or a Clinical Study Research Protocol at General under this Agreement, General shall, through the Principal Investigator, provide to Palomar a written summary report disclosing the results of the Research (“Report”). Palomar shall have the right to use the Report for internal research purposes and regulatory approval purposes, such as PMA, PMA supplement, 510(k) or any comparable application to a governmental agency such as the FDA or FDA equivalent outside of the United States of America to the extent such use does not infringe any intellectual property rights of General, including but not limited to patent applications, patents and copyrights, which have not been expressly licensed to Palomar.

Section 6. Confidential Information.

        6.1 “Confidential Information” means information of any kind which is disclosed by one Party to the other and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure, or, if such information is provided other than in writing, by written confirmation within thirty (30) days of disclosure. For the purposes of this Section 6, General may (through Principal Investigator or any other Investigator under this Agreement) receive or disclose Confidential Information. Except for proper exercise of any rights granted or reserved under other provisions of this Agreement, and except as otherwise contemplated in this Agreement, each Party agrees that it will take such precautions as it normally takes with its own confidential or proprietary information, but in no event less than reasonable precautions, to keep confidential, and not to publish or otherwise disclose to any third party, Confidential Information of the other Party. Such Confidential Information will not be disclosed by the receiving Party without prior written consent of the other Party, except to the extent that such information is required to be disclosed for the purpose of complying with law or government regulations. Palomar shall be permitted to disclose General’s Confidential Information to third parties so long as such disclosure is under a non-disclosure agreement that prevents further disclosure.

        6.2 The obligation of confidentiality hereunder shall remain in effect for five (5) years after such information is disclosed to the receiving Party, provided, however, that nothing in this Section shall prevent disclosure or use by the receiving Party of any part of the Confidential Information of the other which:

                (a)  was known or used by the receiving Party prior to disclosure by the other Party, other than by previous disclosure by the disclosing Party, as evidenced by its written records made prior to time of disclosure hereunder;

                (b)  either before or after the time of disclosure by the disclosing Party becomes known to the public other than by an unauthorized act or omission of the receiving Party;

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                (c)  is lawfully disclosed to the receiving Party by a third party having no obligation of confidentiality to the disclosing Party;

                (d)  is developed by the receiving Party independently from the Confidential Information provided by the disclosing Party hereto as evidenced by the receiving Party’s written records, or

                (e)  is required by law to be disclosed, provided, however, that the receiving Party will give the disclosing Party immediate notice of the impending disclosure so the disclosing Party can take any actions necessary to protect its rights to such Confidential Information.

        6.3 Notwithstanding the restrictions set forth in this Article, each Party shall be entitled at all times to use all Confidential Information provided by the other Party in order to perform its obligations or exercise its rights under this Agreement.

        Section 7: Publication. The Principal Investigator shall be free to publish the results of the Research subject only to the provisions of Section 6 regarding Palomar’s Confidential Information. The Principal Investigator shall furnish Palomar’s CEO and General Counsel with a copy of any proposed publication for review and comment prior to submission for publication, at least thirty (30) days prior to submission for manuscripts and at least ten (10) days prior to submission for abstracts (collectively “Review Periods”). If no response is received during the Review Periods, it will be conclusively presumed that the manuscript or abstract for presentation may be submitted without delay. If Palomar determines (i) that the proposed manuscript or abstract for presentation contains patentable subject matter to which Palomar has rights pursuant to Section 4 of this Agreement and which requires patent protection or (ii) that the proposed manuscript or abstract for presentation contains Palomar Confidential Information, it shall so notify General in writing within thirty (30) days after receipt of a manuscript or ten (10) days after receipt of an abstract. In the case of patentable subject matter, the Principal Investigator shall delay publication or public presentation until the earliest to occur of the following: (i) a U.S. patent application has been filed with respect to such patentable subject matter (as described in Section 4); (ii) General and Palomar have agreed in writing that no patentable invention exists; or (iii) 60 days have passed from the date of such notification by Palomar. In the case of Palomar Confidential Information, the Principal Investigator shall delete all such Palomar Confidential Information prior to submission, publication or presentation.

        Section 8: Use of Name. No Party to this Agreement shall use the name of the other Party or of any staff member, employee or student of any other Party or any adaptation, acronym or name by which any Party is commonly known, in any advertising promotional or sales literature or in any publicity without the prior written approval of the Party or individual whose name is to be used. For General, such approval shall be obtained from the Director of Public Affairs and for Palomar, from the General Counsel or President. General agrees to respond within ten (10) business days of General’s receipt of any request for approval under this paragraph, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked “Urgent — Please respond within ten days.” General shall not unreasonably

13

withhold its consent to any use of its name which accurately and appropriately describes the Parties’ participation in the Research conducted under this Research Agreement, and which does not imply directly or indirectly any endorsement by General of any product or service. Palomar shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the relationship of the Parties under this Research Agreement and the scope and nature of the Parties participation in the Research under this Research Agreement.

      Section 9: Term and Termination.

        9.1 Unless sooner terminated or extended pursuant to the terms of this Agreement or by mutual written agreement by the Parties in the form of an Amendment Agreement, this Agreement shall remain in effect for a period of three years from the Effective Date.

        9.2 Any Party hereto shall have the right to terminate any Research Protocol hereunder in the event that the emergence of any adverse reaction or side effect with the Research Device is of such magnitude or incidence, in the opinion of such Party, to support termination.

        9.3 If either Party shall substantially fail faithfully to perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting Party. Unless such default is corrected within sixty (60) days after such notice, the notifying Party, upon ten (10) days written notice may terminate this Agreement. Only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of any particular provision hereunder, unless the Parties have begun the dispute resolution proceedings according to Section 12.1.

        9.4 Any delays in or failures of performance by either Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence, provided the affected Party has used reasonable efforts to overcome the cause of delay.

        9.5 Notwithstanding anything contained in this Agreement to the contrary, Palomar shall have the right to terminate this Agreement at any time immediately if the Principal Investigator is unavailable to conduct the Research and no substitute acceptable to Palomar is available per Section 1.4.

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    9.6.        If a Research Protocol is terminated pursuant to Section 9.2 or this Agreement is terminated pursuant to Section 9.3 due to default by Palomar or my mutual agreement of the Parties, General shall use a portion of the payments for Research set forth in Section 2.1 for non-cancelable commitments incurred by General in connection with the performance of its obligations under this Agreement prior to the date of such termination (including reasonable salaries on the termination date for all General personnel who were committed on such date on a half-time or greater basis, through the one year anniversary of the Effective Date) . If this Agreement is terminated pursuant to Section 9.3 or Section 9.5, General shall return to Palomar all portions of the payments for Research which are unused and in excess of ** as of the date of termination. If this Agreement is terminated by either party for any reason, Palomar shall return to General all General Confidential Information relating to this Agreement within thirty (30) days of such termination and General shall return to Palomar all Palomar Confidential Information relating to this Agreement within thirty (30) days of such termination.

        9.7 The rights and obligations of the parties under Sections 1.5, 1.6, 2.3, 2.4, 3, 4, 5, 6, 7, 8, 10, 12 and 13 shall survive the termination or expiration of this Agreement.

Section 10: Indemnification and Insurance.

10.1. Indemnification of General.

                (a)  Palomar shall indemnify, defend and hold harmless General and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assignees (the “Indemnitees”) against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning Palomar’s use of results of the Research or a Research Device or any modification thereof including any side effect or adverse reaction, illness or injury attributable to a Research Device and occurring to a person involved in such Research, provided Palomar shall have no obligation to indemnify, defend and hold harmless Indemnitees under this paragraph if such claim, suit, action, demand or judgment is attributable to any modification to a Research Device that is physically made by an Indemnitee without the permission of Palomar. General agrees to notify Palomar promptly of any such claim, suit, action, demand or judgment and General and Principal Investigator agree to reasonably cooperate with Palomar in the handling thereof.

                (b)  Palomar’s indemnification under (a) above shall not apply to any liability, damage, loss or expense if it is attributable to the: (i) negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) failure of the Indemnitees to adhere to the terms of the Research Protocol.

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.
(Schedule A)

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                (c)  Palomar agrees, at its own expense, to provide attorneys reasonably acceptable to the General to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

                (d)  Palomar also agrees to reimburse General for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in a study arising under any theory of product liability pertaining to a Research Device to the extent that such costs are not covered by the subject’s medical or hospital insurance or governmental programs providing such coverage provided, however, that Palomar’s obligation under this paragraph 6.1(d) shall not apply to any such illness or injury if it is attributable to the negligence, reckless misconduct or intentional misconduct of the Indemnitees or the failure of the Indemnitees to adhere to the terms of the Research Protocol.

10.2.     Insurance.

                (a)  Palomar shall, at its sole cost and expense, procure and maintain liability insurance covering the Research, commercial General Liability insurance with limits of $1,000,000 each occurrence and $2,000,000 annual aggregate for bodily injury and property damage liability combined. In addition, Palomar shall, at its sole cost and expense, procure and maintain excess Umbrella Liability insurance with limits of at least $3,000,000 each occurrence and $3,000,000 annual aggregate for bodily injury and property damage liability combined. This insurance shall include (i) product liability coverage and (ii) contractual liability coverage insuring Palomar’s indemnification obligation for product liability actions. If Palomar elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to General. The minimum amounts of insurance coverage required under this Section 10.2 shall not be construed to create a limit of Palomar’s liability with respect to its indemnification under Section 10.1 of this Agreement.

                (b)  Upon General’s request, Palomar shall provide General with a certificate of insurance evidencing the required coverage. Should any of the above described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail at least ten (10) days written notice to the certificate holder, but failure to mail such notice shall impose no obligation or liability of any kind upon Palomar, its agents or representatives.

                (c)  Palomar shall maintain liability insurance during (i) the period that any Research Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Palomar or by a licensee, affiliate or agent of Palomar and (ii) a reasonable period after the period referred to in (c)(i) above, which in no event shall be less than five (5) years, provided that Palomar or its successors remains in business during such time period.

      Section 11. Disclaimer of Warranties.

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        GENERAL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE RESEARCH PERFORMED UNDER THIS AGREEMENT, ANY RESEARCH RESULTS OR AS TO ANY INVENTION OR PRODUCT CONCEIVED, DISCOVERED, LICENSED, OR DEVELOPED IN THE COURSE OF PERFORMING THE RESEARCH OR ANY OTHER ACTIVITIES UNDER THIS AGREEMENT, OR AS TO THE FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. GENERAL SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY PALOMAR, ITS STOCKHOLDERS, OFFICERS, EMPLOYEES OR AGENTS, OR ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE RESEARCH, RESEARCH RESULTS, OR ANY SUCH INVENTION OR PRODUCT.

        PALOMAR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE RESEARCH PERFORMED UNDER THIS AGREEMENT OR THE RESEARCH DEVICES TO BE USED IN SUCH RESEARCH, ANY RESEARCH RESULTS OR AS TO ANY INVENTION OR PRODUCT CONCEIVED, DISCOVERED, OR DEVELOPED IN THE COURSE OF PERFORMING THE RESEARCH OR ANY OTHER ACTIVITIES UNDER THIS AGREEMENT, OR AS TO THE FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESEARCH DEVICES OR ANY SUCH INVENTION OR PRODUCT. PALOMAR SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY GENERAL, ITS STOCKHOLDERS, OFFICERS, EMPLOYEES OR AGENTS, OR ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE RESEARCH, RESEARCH RESULTS, OR ANY SUCH INVENTION OR PRODUCT.

      Section 12: Dispute Resolution.

        12.1 In the event of any dispute under this Agreement, except disputes regarding licensing of Sole and Joint Patents which disputes are subject to Section 12.2, the Parties will use their best effort to amicably resolve such dispute, including involvement of senior management if necessary. In the event that the Parties are unable to resolve the dispute within 60 days, either Party may initiate alternate dispute resolution by promptly advising the other Party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. But not later than 5 business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than 10 business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the Parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider, and each Party shall pay fifty percent (50%) of the ADR expenses. If within the aforesaid 30 business days after the date of the notice of dispute the representatives of the Parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within 30 business days after the termination of ADR, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes General and Palomar hereby irrevocably consent and submit.

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12.2 Resolution of Disputes Concerning Palomar’s Rights in Sole and Joint Patents. In the event that the parties are unable to agree on terms for Palomar obtaining worldwide, exclusive, non-field restricted rights to Sole or Joint Patents within 120 days following Palomar’s exercise of an Option, the following procedures shall apply:

        At the request of either party, the parties shall promptly negotiate in good faith jointly to appoint a mutually acceptable neutral Person not affiliated with either party (the “Neutral”). If the parties are not able to agree on an acceptable Neutral within thirty (30) days after such request, the CPR Institute for Dispute Resolution shall be responsible for selecting a qualified, disinterested and conflict-free Neutral within fifteen (15) days of being approached by either party. The Neutral selected pursuant to this Section 12.2 shall be a Person who has at least fifteen (15) years of business experience with one or more pharmaceutical, biotechnology or medical device companies, and shall have had significant experience negotiating licensing agreements in the pharmaceutical or medical device industries. The Neutral shall conduct an arbitration (the “ADR”) in accordance with the terms and conditions of this Section 12.2 and the fees and costs of the Neutral and the CPR Institute for Dispute Resolution shall be shared equally by the parties.

        Within sixty (60) days after such matter is referred to ADR, each party shall provide the Neutral with proposed terms and conditions to be included in the license agreement, including required policies of either party and proposed financial terms and conditions (the “Terms and Conditions”), together with a written memorandum in support of such proposed Terms and Conditions, including where possible an analysis of the market potential of a product covered by such license agreement, as well as any documentary evidence in support thereof and the Neutral shall provide the proposed terms and conditions to the other party after it receives the proposed terms and conditions from both parties.

        Within thirty (30) days after a party submits its proposed Terms and Conditions, the other party shall have the right to respond thereto (but neither party may change its proposed Terms and Conditions). The response and any material in support thereof shall be provided to the Neutral and the other party.

        The Neutral shall have the right to meet with the parties as necessary to inform the Neutral’s determination. Within fifteen (15) days of the receipt by the Neutral of both parties’ responses, the Neutral shall select the Terms and Conditions proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The Neutral must select the Terms and Conditions proposed by one or the other of the parties; the Neutral may not combine or otherwise modify the parties’ proposals.

The parties shall cooperate in good faith to enter into a license agreement that contains such Terms and Conditions no later than thirty (30) days of the date of the Neutral’s written notice of its determination.

        In the event that the parties are unable to reach agreement on the form of the license

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agreement within thirty (30) days of the date of the Neutral’s written notice of its determination, each party shall submit to the Neutral such party’s proposed version of such definitive agreement (which version shall contain the Terms and Conditions selected by the Neutral). The Neutral shall, within thirty (30) days of such date, select the form of definitive agreement proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The parties shall execute the form of definitive agreement selected by the Neutral not later than five (5) business days following the selection by the Neutral of the form of definitive agreement and such agreement shall be legal, valid and binding and enforceable against the parties.

      Section 13: Miscellaneous.
        13.1 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties, and each of the Parties shall in all matters connected herewith be independent contractors. Neither of the Parties hereto shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without prior written consent of the other. No employees, agents or sales representatives of either Party shall be deemed employees, agents or sales representatives of the other.

        13.2 No Assignment. No party to this Agreement may assign its rights and obligations under this Agreement without the prior written consent of the other party, with the exception that Palomar at its own discretion and without approval by General may transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary.

        13.3 Notices. All notices, and other communications required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered, deposited in registered or certified mail, or sent by facsimile, overnight courier, or standard United States mail, addressed as follows:

To General:	Massachusetts General Hospital
Corporate Sponsored Research and Licensing
Building 149, 13th Street, Suite 5036
Charlestown, MA 02129
Attention: Director
Agreement Reference Number 2004A17959
Fax No: 617-726-1668

To Palomar:	Palomar Medical Technologies, Inc.
Attention: Chief Executive Officer
Copy to: General Counsel
82 Cambridge Street
Burlington, MA 01803
Fax No: 781-993-2377

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        Notice of change of address shall be deemed given when actually received. All other communications shall be deemed to have been given, received and dated on the earlier of: (i) the date actually received; or on the date when delivered personally; or (ii) one day after being sent by facsimile, or by overnight courier, or four (4) business days after mailing.

        13.4 Entire Agreement. This Agreement and the License Agreement effective August 18, 1995, and Amendments thereto, and Software license effective November 27, 2001, constitute the entire agreement between the Parties, and no variation, modification or waiver of any of the terms or conditions of this Agreement shall be deemed valid unless made in writing and signed by both a duly authorized representative of Palomar and a representative of General’s office of CSRL (Note that the Principal Investigator, any Investigator, or Wellman Laboratory employee have no authority to bind General to any amendment, waiver, variation or modification of the terms and conditions of this Agreement). This Agreement supersedes any and all prior agreements and understandings, whether oral or written, between Palomar and General concerning the subject matter of this Agreement including the Clinical Trial Agreement effective August 18, 1995, the Amendment to the Clinical Trial Agreement, effective July 1, 1998, the First Amendment to the Clinical Trial Agreement effective August 1, 1999, the Letter Agreement dated July 9, 2001 and the Joint Patent Agreement effective January 1, 2000. This Agreement does not waive, terminate, cancel or otherwise remove any rights or obligations of the Parties that arose before the Effective Date of this Agreement, unless expressly provided otherwise in this Agreement.

        13.5 Waivers. A waiver by any Party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

        13.6 Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, regardless of the choice of law rules of any jurisdiction.

    13.7.  Authority. Palomar acknowledges and agrees that the Principal Investigator and the Investigators performing Research under this Agreement have no authority to bind General to any amendment or modification of this Agreement, any of the exhibits hereto, or the terms of any agreement with respect to patent prosecution or other intellectual property rights, or to waive any of General’s rights under this Agreement, and that any such modification, amendment or waiver must be duly executed on behalf of General by a representative of General’s office of CSRL.

        13.8 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be

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substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid legal and enforceable.

IN WITNESS WHEREOF, General and Palomar have caused this instrument to be executed.

PALOMAR MEDICAL TECHNOLOGIES, INC.	THE GENERAL HOSPITAL CORPORATION

BY: /s/ Joseph P. Caruso	BY: /s/ Frances Toneguzzo, Ph.D.

NAME: Joseph P. Caruso	NAME: Frances Toneguzzo, Ph.D.

TITLE: CEO	TITLE: Director Corporate Sponsored Research and Licensing

DATE: 11/12/04	DATE: 11/9/04

I have read at least sections 1, 3, 4, 5, 6, and 7 of the foregoing Agreement and agree with General (but without incurring any personal liability to Palomar) to comply with the obligations of the Principal Investigator stated therein.

/s/ R. Rox Anderson, M.D.

NAME: R. Rox Anderson, M.D.

DATE: 11/9/04

I have read at least sections 1, 3, 4, 5, 6, and 7 of the foregoing Agreement and agree with General (but without incurring any personal liability to Palomar) to comply with the obligations of an Investigator stated therein.

/s/ Dieter Manstein, M.D.

NAME: Dieter Manstein, M.D.

DATE: 11/9/04
21 Appendix A

Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.
(Schedules A and B)

Appendix B

Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.
(Schedule B)